Exhibit 99.1

Frontdoor Announces Third-Quarter 2021 Revenue Increase of 7 Percent to $471 Million

Gross Margin of 54 Percent Highest in Over 15 years; Net Income of $76 Million

Adjusted EBITDA of $122 Million

Acquired $25 Million in Stock Under New Share Repurchase Program

MEMPHIS, TENN. — October 28, 2021 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced third-quarter 2021 results.

Financial Results
	Three Months Ended
	September 30,
$ millions (except as noted)	2021	2020	Change
Revenue	$471	$440	7%
Gross Profit	254	215	18%
Net Income	76	49	56%
Diluted Earnings per Share	0.89	0.57	56%
Adjusted Net Income(1)	78	50	55%
Adjusted Diluted Earnings per Share(1)	0.91	0.59	55%
Adjusted EBITDA(1)	122	91	34%
Home Service Plans (number in millions)	2.23	2.24	—%

Third-Quarter 2021 Summary

•

Revenue increased 7 percent to $471 million as continued growth in the renewal and direct-to-consumer channels offset an unprecedented challenging real estate channel environment; includes greater contribution from ProConnect and Streem as they continue to expand off a small base

•	Quarterly gross profit margin of 54 percent; increase of approximately 500 basis points over the prior year period due to a lower number of service requests and process improvement benefits

•	Quarterly net income of $76 million; 56 percent increase over the prior year period

•	Record quarterly Adjusted EBITDA of $122 million; 34 percent increase over the prior year period

•	Customer retention of 74 percent; declined from 75 percent in the second quarter of 2021

•	Launched three-year, $400 million share repurchase program; repurchased $25 million in September

Updated Full-Year 2021 Outlook

•	Revenue range updated to $1.59 billion to $1.60 billion

•	Gross margin updated to approximately 50 percent

•	Adjusted EBITDA(2) range updated to $310 million to $315 million

“Our vision of redefining home services and becoming a leader in residential repair and maintenance solutions remains as strong as ever,” said Chief Executive Officer Rex Tibbens. “While key initiatives drove improved profitability this quarter, we remain committed to delivering stronger revenue growth in the future. We recognize where we are on our customer service journey and are further increasing our efforts to fundamentally change the customer experience. Our long-term strategy remains solid, and we are developing a strong foundation that will benefit all of our stakeholders in the future.”

“I am extremely pleased with the strength of our third quarter earnings,” said Chief Financial Officer Brian Turcotte. “We delivered an 18 percent increase in gross profit due to a lower than anticipated number of service requests and process improvement benefits. We continue to generate strong cash flow and repurchased $25 million of stock in the third quarter. Our full-year 2021 outlook primarily reflects a continuation of both the historically challenging market conditions in our real estate channel and favorable cost trends in the fourth quarter.”

Third-Quarter 2021 Results

Revenue by Major Customer Channel
	Three Months Ended
	September 30,
$ millions	2021	2020	Change
Renewals	$328	$303	8%
Real estate (First-Year)	73	76	(5)%
Direct-to-consumer (First-Year)	59	56	7%
Other	11	4	*

Total	$471	$440	7%

*	not meaningful

Third-quarter 2021 revenue increased seven percent compared to the prior year period. Renewal revenue increased eight percent due to improved price realization and growth in the number of renewed home service plans. First-year real estate revenue decreased five percent due to a decline in the number of home service plans as a result of the tight existing home sales market, which was partly offset by improved price realization. First-year direct-to-consumer revenue increased seven percent, primarily due to improved price realization. The increase in other revenue was driven primarily by ProConnect and Streem growth.

Third-quarter 2021 net income was $76 million, or diluted earnings per share of $0.89. Net income increased $28 million from the prior year period, primarily driven by the improvement in gross profit.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Three Months Ended September 30, 2020	$91
Impact of change in revenue(3)	24
Contract claims costs(4)	16
Sales and marketing costs	(7)
Customer service costs	1
General and administrative costs	(3)
Other	(1)

Three Months Ended September 30, 2021	$122

Third-quarter 2021 Adjusted EBITDA of $122 million was $31 million higher than the prior year period as a result of the following factors:

•	$24 million benefit from higher revenue conversion(3);

•	$16 million benefit from lower contract claims costs(4) in third-quarter 2021 versus the prior year period, excluding the impact of claims costs related to the change in revenue;

•	$7 million unfavorable impact from increased sales and marketing costs, primarily in the direct-to-consumer channel; and

•	$3 million unfavorable impact from higher general and administrative costs, including increased personnel expense and investments in technology.

The $16 million benefit in contract claims costs was a result of a lower number of service requests across all trades and process improvement benefits. This was partly offset by unfavorable cost trends across all trades due to industry-wide parts and equipment availability challenges as well as higher inflation. Parts availability challenges resulted in higher replacement rates, primarily in the appliance trade, as a result of the tight global supply chain and contributed to the increased cost trends. Cooler temperatures than the prior year period resulted in a favorable impact on HVAC claims costs of approximately $4 million.

Cash Flow

	Nine Months Ended
	September 30,
$ millions	2021	2020
Net cash provided from (used for):
Operating Activities	$142	$154
Investing Activities	(23)	(25)
Financing Activities	(407)	(6)

Cash (decrease) increase during the period	$(289)	$123

Net cash provided from operating activities was $142 million for the nine months ended September 30, 2021 and was comprised of $207 million in earnings adjusted for non-cash charges, offset in part, by $65 million of cash used for working capital. Cash used for working capital was driven by normal seasonality and the impacts on deferred revenue relating to a decline in the number of first-year real estate home service plans and a higher proportion of monthly-pay customers.

Net cash used for investing activities was $23 million for the nine months ended September 30, 2021, and was comprised of capital expenditures related to investments in technology.

Net cash used for financing activities was $407 million for the nine months ended September 30, 2021 and reflects the debt reduction and refinancing activities in the first half of the year and share repurchases in the third quarter.

Free Cash Flow was $119 million for the nine months ended September 30, 2021.

Cash at September 30, 2021 was $309 million and included restricted net assets of $178 million and Unrestricted Cash of $131 million.

Available liquidity was $379 million at September 30, 2021, consisting of Unrestricted Cash and $248 million of available borrowing capacity under the revolving credit facility.

Fourth-Quarter 2021 Outlook

•	Revenue range of $330 million to $340 million, compared to $323 million in the prior year period.

•	Adjusted EBITDA(2) range of $40 million to $45 million, compared to $32 million in the prior year period.

Updated Full-Year 2021 Outlook

•	Revenue range updated to $1.59 billion to $1.60 billion.

•	Gross margin updated to approximately 50 percent.

•	Adjusted EBITDA(2) range updated to $310 million to $315 million.

•	Capital expenditures range of $30 million to $35 million.

•	Continue to target annual effective tax rate of approximately 25 percent.

Third-Quarter 2021 Earnings Conference Call

Frontdoor has scheduled a conference call today, October 28, 2021, at 3:30 p.m. Central time (4:30 p.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss the company’s operational performance and financial results for third-quarter 2021 and respond to questions from the investment community. To participate on the conference call, interested parties should call 1-844-200-6205 (or international participants, 1-929-526-1599) and enter conference ID 582094. Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 1-866-813-9403 and enter conference ID 693002 (international participants: +44-204-525-0658, conference ID 693002).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as ProConnect, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,500 pre-qualified contractor firms that employ an estimated 62,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With 50 years of home services experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: the impact of the global COVID-19 pandemic; changes in the source and intensity of competition in our market; weakening general economic conditions; the success of our business strategies; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; weather conditions and seasonality; our dependence on labor availability, third-party vendors, including business process outsourcers, and third-party component suppliers; special risks applicable to operations outside the United States by us or our business process outsource providers; lawsuits, enforcement actions and other claims by third parties or governmental authorities; increases in tariffs or changes to import/export regulations; cybersecurity breaches, disruptions or failures in our technology systems and our failure to protect the security of personal information about our customers; increases in parts, appliance and home system prices, and other operating costs; our ability to protect our intellectual property and other material proprietary rights; and the effects of our substantial indebtedness. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2020 Annual Report on Form 10-K filed with the SEC as such factors may be further updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2021 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: frontdoor™, American Home Shield®, HSA™, OneGuard®, Landmark Home Warranty®, ProConnect™, Streem® and the Frontdoor logo.

For further information, contact:
Investor Relations:	Media:
Matt Davis	Alison Bishop
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.

(2)

A reconciliation of the forward-looking fourth-quarter and full-year 2021 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)

Revenue conversion includes the impact of the change in the number of home service plans as well as the impact of year-over-year price changes. The impact of the change in the number of home service plans considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.

(4)

Contracts claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home service plans in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home service plans is included in revenue conversion above.

Frontdoor, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$471	$440	$1,263	$1,151
Cost of services rendered	217	225	619	572

Gross Profit	254	215	644	579
Selling and administrative expenses	138	129	392	358
Depreciation and amortization expense	8	7	27	25
Restructuring charges	—	—	2	4
Interest expense	7	14	32	43
Interest and net investment (income) loss	—	—	(1)	1
Loss on extinguishment of debt	—	—	31	—

Income before Income Taxes	101	65	161	148
Provision for income taxes	25	16	39	37

Net Income	$76	$49	$122	$111

Other Comprehensive Income (Loss), Net of Income Taxes:
Net unrealized gain (loss) on derivative instruments	2	1	10	(15)

Total Comprehensive Income	$79	$50	$131	$95

Earnings per Share:
Basic	$0.89	$0.57	$1.42	$1.30

Diluted	$0.89	$0.57	$1.42	$1.29

Weighted-average Common Shares Outstanding:
Basic	85.5	85.3	85.5	85.2
Diluted	85.9	85.6	85.9	85.5

Frontdoor, Inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of
	September 30,	December 31,
	2021	2020
Assets:
Current Assets:
Cash and cash equivalents	$309	$597
Receivables, less allowance of $2 in each period	5	5
Contract asset	53	—
Prepaid expenses and other assets	18	24

Total Current Assets	385	626

Other Assets:
Property and equipment, net	64	60
Goodwill	512	512
Intangible assets, net	161	170
Operating lease right-of-use assets	19	15
Deferred customer acquisition costs	16	19
Other assets	4	3

Total Assets	$1,161	$1,405

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$76	$55
Accrued liabilities:
Payroll and related expenses	23	23
Home service plan claims	99	90
Interest payable	—	9
Other	33	32
Deferred revenue	147	187
Current portion of long-term debt	17	7

Total Current Liabilities	394	403

Long-Term Debt	612	968
Other Long-Term Liabilities:
Deferred taxes	44	38
Operating lease liabilities	21	18
Other long-term obligations	29	40

Total Other Long-Term Liabilities	93	96

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 85,768,848 shares issued and 85,221,181 shares outstanding at September 30, 2021 and 85,477,779 shares issued and outstanding at December 31, 2020	1	1
Additional paid-in capital	63	46
Retained earnings (accumulated deficit)	47	(75)
Accumulated other comprehensive loss	(24)	(33)
Less common stock held in treasury, at cost; 547,667 shares at September 30, 2021	(25)	—

Total Equity (Deficit)	62	(61)

Total Liabilities and Shareholders’ Equity	$1,161	$1,405

Frontdoor, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	September 30,
	2021	2020
Cash and Cash Equivalents at Beginning of Period	$597	$428
Cash Flows from Operating Activities:
Net Income	122	111
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	27	25
Deferred income tax provision	2	1
Stock-based compensation expense	19	13
Restructuring charges	2	4
Payments for restructuring charges	(1)	(3)
Loss on extinguishment of debt	31	—
Other	5	5
Change in working capital, net of acquisitions:
Receivables	—	1
Prepaid expenses and other current assets	(49)	(43)
Accounts payable	20	21
Deferred revenue	(41)	(9)
Accrued liabilities	6	32
Accrued interest payable	(9)	(6)
Current income taxes	7	3

Net Cash Provided from Operating Activities	142	154

Cash Flows from Investing Activities:
Purchases of property and equipment	(23)	(26)
Business acquisitions, net of cash received	—	(5)
Purchases of available-for-sale securities	—	(2)
Sales and maturities of available-for-sale securities	—	9

Net Cash Used for Investing Activities	(23)	(25)

Cash Flows from Financing Activities:
Borrowings of debt, net of discount	638	—
Payments of debt and finance lease obligations	(990)	(5)
Debt issuance cost paid	(8)	—
Call premium paid on retired debt	(21)	—
Repurchase of common stock	(25)	—
Other financing activities	(2)	(1)

Net Cash Used for Financing Activities	(407)	(6)

Cash (Decrease) Increase During the Period	(289)	123

Cash and Cash Equivalents at End of Period	$309	$551

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2021	2020	2021	2020
Net Income	$76	$49	$122	$111
Amortization expense	2	2	8	9
Restructuring charges	—	—	2	4
Loss on extinguishment of debt	—	—	31	—
Other non-operating expenses(1)	—	—	—	5
Tax impact of adjustments	(1)	—	(11)	(4)

Adjusted Net Income	$78	$50	$153	$125

Adjusted Earnings per Share:			—
Basic	$0.92	$0.59	$1.78	$1.47
Diluted	$0.91	$0.59	$1.78	$1.46
Weighted-average common shares outstanding:
Basic	85.5	85.3	85.5	85.2
Diluted	85.9	85.6	85.9	85.5

(1)

Other non-operating expenses for the nine months ended September 30, 2020 includes (a) a loss on investment of $3 million, (b) incremental direct costs related to COVID-19 of $1 million, which were temporary in nature and primarily related to incremental health and childcare benefits for our employees and hoteling costs related to our offshore business process outsourcers and (c) acquisition-related transaction costs of $1 million. There were no such charges for the three and nine months ended September 30, 2021 and the three months ended September 30, 2020.

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2021	2020	2021	2020
Net Cash Provided from Operating Activities	$23	$13	$142	$154
Property Additions	(8)	(8)	(23)	(26)

Free Cash Flow	$14	$5	$119	$127

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2021	2020	2021	2020
Net Income	$76	$49	$122	$111
Depreciation and amortization expense	8	7	27	25
Restructuring charges	—	—	2	4
Provision for income taxes	25	16	39	37
Non-cash stock-based compensation expense	5	4	19	13
Interest expense	7	14	32	43
Loss on extinguishment of debt	—	—	31	—
Other non-operating expenses(1)	—	—	—	5

Adjusted EBITDA	$122	$91	$272	$238

(1)

Other non-operating expenses for the nine months ended September 30, 2020 includes (a) a loss on investment of $3 million, (b) incremental direct costs related to COVID-19 of $1 million, which were temporary in nature and primarily related to incremental health and childcare benefits for our employees and hoteling costs related to our offshore business process outsourcers and (c) acquisition-related transaction costs of $1 million. There were no such charges for the three and nine months ended September 30, 2021 and the three months ended September 30, 2020.

Key Business Metrics

	As of September 30,
	2021	2020
Number of home service plans (in millions)	2.23	2.24
Growth in number of home service plans	—%	4%
Customer retention rate(1)	74%	76%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.